Exhibit 99.1

                    WALTER INDUSTRIES NAMES GREGORY E. HYLAND
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

    TAMPA, Fla., Sept. 12 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that Gregory E. Hyland has been named Chairman of the Board, President and Chief Executive officer of the Company as of the close of business on Sept. 16, 2005. Hyland will assume these roles from Don DeFosset, who has served as President and CEO since November 2000 and Chairman since March 2002, and who earlier this year announced his intention to retire.

    Hyland, 54, has extensive manufacturing, logistics, sales and marketing and operations management experience, most recently as President, U.S. Fleet Management Solutions for Ryder Systems, Inc. He previously served as President of the Industrial Products Segment of Textron, Inc. He brings broad experience in flow control, having served 20 years in that industry as President of the Engineered Products Group - Flow Control Division of Tyco International and in progressively responsible positions with Keystone International and Rockwell International.

    Hyland is a graduate of the University of Pittsburgh, where he earned his bachelor's and master of business administration degrees.

    The board indicated that Hyland's background was particularly relevant as the Company completes the $1.9 billion acquisition of Mueller Water Products, Inc., a transaction that was announced in July. It also expressed its deep appreciation for DeFosset's contributions to the Company.

    Walter Industries, Inc. is a diversified company with 2004 revenues of $1.5 billion. The Company is a leader in affordable homebuilding, financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,200 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com .

    Safe Harbor Statement
    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, the cost and timing of returning Mine No. 5 to operation, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the closing of the Mueller transaction and the timing of and ability to execute on any strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             09/12/2005
    /CONTACT: Investors, Joseph J. Troy, Sr. Vice President - Financial Services, +1-813-871-4404, or jtroy@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    (WLT)